Filed pursuant to 424(b)(3)
Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 10 DATED OCTOBER 8, 2014

TO THE PROSPECTUS DATED APRIL 28, 2014

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 28, 2014 (the “Prospectus”) as supplemented by Supplement No. 8, dated July 16, 2014, and Supplement No. 9, dated September 12, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update disclosure in the section of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments.”

A.	Update to the Section of the Prospectus Titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments”

The following new subsections are inserted before the paragraph that is immediately prior to the subsection of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Corporate Line of Credit” on page 81 of the Prospectus:

Meadows Distribution Center

On September 4, 2014, we, through one of our wholly owned subsidiaries, acquired from James Campbell Company, LLC, as the seller, a 100% fee interest in one industrial building located in the Atlanta market, totaling approximately 138,000 square feet on 14.0 acres, which we refer to herein as the “Meadows Distribution Center.” The building is 100% leased to New Prosys Corp., a technology integration and information technology consulting company. New Prosys Corp. leases approximately 138,000 square feet under a lease with a remaining lease term of 10.8 years that expires in June 2025.

The total purchase price was approximately $7.7 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 4.0%. Pursuant to the terms of the Amended and Restated Advisory Agreement, we paid an acquisition fee to the Advisor of approximately $154,560, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering.

Corridor Industrial Center

On September 16, 2014, we, through one of our wholly owned subsidiaries, acquired from Atapco Greenwood, LLC, as the seller, a 100% fee interest in one industrial building located in the Baltimore / D.C. market, totaling approximately 121,000 square feet on 6.7 acres, which we refer to herein as the “Corridor Industrial Center.” The building is 100% leased to four customers with a weighted-average remaining lease term (based on square feet) of 7.2 years. Each of the customers in the Corridor Industrial Center individually leases more than 10% of the total rentable area, as described below:

•	E&G Corporation, LLC, a distributor of automotive aftermarket restyling products, leases approximately 51,000 square feet, or approximately 42% of the building’s rentable area, under a lease that expires in March 2022.

•	Gramaco Granite & Marble, LLC, an importer and supplier of stone products, leases approximately 32,000 square feet, or approximately 26% of the building’s rentable area, under a lease that expires in October 2019.

•	Hunter Enterprises LLC d/b/a Generation Pet, a distributor of all-natural pet food products, leases approximately 26,000 square feet, or approximately 22% of the building’s rentable area, under a lease that expires in September 2024.

•	Alpha International Inc., a wholesaler of sinks and faucets, leases approximately 12,000 square feet, or approximately 10% of the building’s rentable area, under a lease that expires in January 2020.

The total purchase price was approximately $9.9 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 5.4%. Pursuant to the terms of the Amended and Restated Advisory Agreement, the Company paid an acquisition fee to the Advisor of approximately $198,000, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering.

O’Hare Distribution Center

On September 17, 2014, we, through one of our wholly owned subsidiaries, acquired from IAC 1000 County Line, L.L.C., as the seller, a 100% fee interest in one industrial building located in the Chicago market, totaling approximately 249,000 square feet on 23.8 acres, which we refer to herein as the “O’Hare Distribution Center.” The building is 100% leased to Navistar, Inc., a manufacturer of commercial trucks, buses, defense vehicles and engines. Navistar, Inc. leases approximately 249,000 square feet under a lease with a remaining lease term of 4.3 years that expires in January 2019.

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The total purchase price was approximately $27.1 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 6.2%. Pursuant to the terms of the Amended and Restated Advisory Agreement, we paid an acquisition fee to the Advisor of approximately $542,500, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering.

Lehigh Valley Commerce Center

On September 25, 2014, we, through one of our wholly owned subsidiaries, acquired from Batesville Casket Company, Inc., as the seller, a 100% fee interest in one industrial building located in the Pennsylvania market, totaling approximately 83,000 square feet on 11.0 acres, which we refer to herein as the “Lehigh Valley Commerce Center.” The building is 100% leased to Batesville Casket Company, Inc., a designer, manufacturer, distributor and seller of funeral service products. Batesville Casket Company, Inc. leases approximately 83,000 square feet under a lease with a remaining lease term of 5.0 years that expires in September 2019.

The total purchase price was approximately $6.0 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 6.2%. Pursuant to the terms of the Amended and Restated Advisory Agreement, we paid an acquisition fee to the Advisor of approximately $120,000, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering.

Corridor Industrial Center II

On September 29, 2014, we, through one of our wholly owned subsidiaries, acquired from CRP-3 BWIC I, LLC and CRP-3 BWIC II, LLC, collectively, as the seller, a 100% fee interest in three industrial buildings located in the Baltimore / D.C. market, totaling approximately 429,000 square feet on 22.0 acres, which we refer to herein as the “Corridor Industrial Center II.” The building is 98% leased to 15 customers with a weighted-average remaining lease term (based on square feet) of 2.7 years. Four of the customers in the Corridor Industrial Center II individually leases more than 10% of the total rentable area, as described below:

•	American Furniture Rentals, Inc., a provider of residential, office and special event furniture rentals, leases approximately 62,000 square feet, or approximately 14% of the building’s rentable area, under a lease that expires in September 2021.

•	Door-to-Door Storage, Inc., a self-storage and moving company, leases approximately 59,000 square feet, or approximately 14% of the building’s rentable area, under a lease that expires in June 2015.

•	Jinny Beauty Supply Company, Inc., a distributor of beauty and professional salon/barber products, leases approximately 58,000 square feet, or approximately 13% of the building’s rentable area, under a lease that expires in November 2018.

•	National Azon, Inc., a manufacturer and distributor of print and graphic products, leases approximately 44,000 square feet, or approximately 10% of the building’s rentable area, under a lease that expires in September 2015.

The total purchase price was approximately $27.0 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 5.5%. Pursuant to the terms of the Amended and Restated Advisory Agreement, we paid an acquisition fee to the Advisor of approximately $540,000, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering and borrowings under our corporate line of credit.

Bolingbrook Industrial Center

On September 30, 2014, we, through one of our wholly owned subsidiaries, acquired from Sammons Court, LLC, as the seller, a 100% fee interest in one industrial building located in the Chicago market, totaling approximately 55,000 square feet on 4.0 acres, which we refer to herein as the “Bolingbrook Industrial Center.” The building is 100% leased to Prater Industries, Inc., a manufacturer of material processing equipment for the food and pharmaceutical industries. Prater Industries, Inc. leases approximately 55,000 square feet under a lease with a remaining lease term of 4.6 years that expires in May 2019.

The total purchase price was approximately $4.2 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 7.5%. Pursuant to the terms of the Amended and Restated Advisory Agreement, we paid an acquisition fee to the Advisor of approximately $83,000, equal to 2.0% of the purchase price of this transaction. We funded the transaction using proceeds from this offering and borrowings under our corporate line of credit.

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